Exhibit 99.1

November 1, 2012

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports third quarter 2012 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter of 2012. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Third Quarter Results

The Company reported revenues of $69.0 million for the third quarter of 2012, an increase of $5.1 million, or approximately 8.0%, compared to the third quarter of 2011 revenues of $63.9 million. The Company generated operating income of $12.3 million for the third quarter of 2012, a decrease of $1.6 million, or approximately 11.5%, compared to $13.9 million for the third quarter of 2011. This decline in operating income is primarily attributable to increases in the Company’s compensation-related costs and expenses associated with, in part, the net growth in headcount of 71 new associates over the past twelve months, and increased operating, administrative and other costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs and travel and entertainment expenses. Operating income was also negatively affected by an increase in stock compensation expense primarily related to mark-to-market adjustments on outstanding liability-based stock awards which are revalued each quarter, as well as an increase in compensation expense directly tied to performance-based metrics achieved by certain transaction professionals recruited in 2010 and 2011.

HFF reports third quarter 2012 financial results

Interest and other income, net, totaled $4.4 million in the third quarter of 2012, an increase of $1.4 million, or approximately 45.2%, compared to $3.0 million in the third quarter of 2011. This was primarily a result of increased income recognized on the Company’s initial recording of mortgage servicing rights.

The Company recorded income tax expense of $5.4 million in the third quarter of 2012, compared to $2.4 million in the third quarter of 2011, an increase of $3.0 million, or approximately 129.2%. This increase in income tax expense is primarily the result of a smaller upwards adjustment in the third quarter of 2012 (as compared to the third quarter of 2011) to the Company’s deferred tax asset due to a change in the tax rate used to measure the deferred tax asset. The Company’s adjustment was to increase the deferred tax asset by $1.4 million and $4.3 million in 2012 and 2011, respectively, and to correspondingly decrease income tax expense by $1.4 million and $4.3 million in the third quarter of 2012 and 2011, respectively, resulting in a net year-over-year increase to income tax expense of $2.9 million.

The Company reported net income attributable to controlling interest of $10.1 million for the quarter ended September 30, 2012 (after a downwards adjustment to net income of $47,000 to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with net income attributable to controlling interest of $10.5 million for the same period last year (after a downwards adjustment to net income of approximately $0.5 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended September 30, 2012 was $0.27 per diluted share compared to $0.29 per diluted share for the third quarter of 2011, a decrease of $.02 per diluted share, or 6.9%. The effect of the adjustments for the remeasurement of the deferred tax assets and the related remeasurement of the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $0.2 million, or $0.01 per share on a fully diluted basis, for the quarter ended September 30, 2012, and an overall net increase to net income of approximately $0.6 million, or an estimated $0.02 per share on a fully diluted basis, for the quarter ended September 30, 2011.

EBITDA and Adjusted EBITDA (non-GAAP measures whose reconciliation to net income attributable to controlling interest can be found within this release) for the third quarter of 2012 were $17.0 million and $16.4 million, respectively, which represent an increase of $2.5 million, or 17.0%, and a decrease

HFF reports third quarter 2012 financial results

of $0.3 million, or 1.9%, respectively, as compared to $14.5 million and $16.7 million in the third quarter of 2011. The increase in EBITDA is primarily due to the net difference from the impact of the remeasurement of the payable under the tax receivable agreement, which resulted in a decrease to EBITDA of approximately $1.2 million for the third quarter of 2012 and a decrease to EBITDA of approximately $3.7 million for the third quarter of 2011, or a net year-over-year increase to EBITDA of $2.5 million. The decrease in Adjusted EBITDA is primarily attributable to the decrease in operating income partially offset by the increase in interest and other income, net, as previously discussed.

Nine Month Results

The Company reported revenues of $187.7 million for the nine months ended September 30, 2012, an increase of $8.9 million, or approximately 5.0%, compared to revenues of $178.7 million during the same period in 2011. Operating income for the nine months ended September 30, 2012 was $28.6 million compared to operating income of $35.0 million for the nine months ended September 30, 2011, representing a decrease of $6.4 million, or 18.4%. This decline in operating income is primarily attributable to increases in the Company’s compensation-related costs and expenses associated with, in part, the net growth in headcount of 71 new associates over the past twelve months, and increased operating, administrative and other costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs, supplies, research and printing, and travel and entertainment expenses. Operating income was also negatively affected by an increase in stock compensation expense primarily related to mark-to-market adjustments on outstanding liability-based stock awards which are revalued each quarter, as well as an increase in compensation expense directly tied to performance-based metrics achieved by certain transaction professionals recruited in 2010 and 2011.

Interest and other income, net, totaled $12.5 million for the nine months ended September 30, 2012, an increase of $1.3 million, or approximately 11.4%, compared to $11.3 million for the comparable period in 2011. This was primarily a result of increased income recognized on the Company’s initial recording of mortgage servicing rights.

Income tax expense for the nine months ended September 30, 2012 was approximately $15.4 million, an increase of $1.6 million, or approximately 11.6%, compared to approximately $13.8 million of

HFF reports third quarter 2012 financial results

income tax expense for the same period in 2011. This increase in income tax expense is primarily due to a smaller decrease in income tax expense during the nine months ended September 30, 2012 as compared to the same period in 2011 as a result of an upwards adjustment in the deferred tax asset due to a change in the tax rates used to measure the deferred tax asset. The impact of the upwards adjustment in the deferred tax asset was a decrease in income tax expense of $1.4 million and $4.3 million for the nine months periods ended September 30, 2012 and 2011, respectively, resulting in a net year-over-year increase in income tax expense of $2.9 million. This increase in income tax expense was offset by a decrease in income tax expense as a result of the lower income before income taxes for the nine month period ended September 30, 2012 as compared to the same period in 2011.

The largest component of the deferred tax assets relates to the tax basis step-up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering, and the various subsequent exchange transactions whereby members of Holdings caused the exchange of units held by Holdings in the Operating Partnerships for shares of the Company’s Class A common stock. As previously stated, the effect of changes in the rates used to measure the deferred tax assets on income tax expense for the nine months ended September 30, 2012 and 2011 was a decrease of $1.4 million and $4.3 million, respectively. The adjustment to the Company’s deferred tax asset and its impact on the Company’s tax expense was partially offset by the related remeasurement of the payable under the tax receivable agreement which reduced income before income taxes by $1.2 million during the nine month period ended September 30, 2012, and reduced income before income taxes by $3.7 million during the nine month period ended September 30, 2011, as reflected in the “(Increase) decrease in payable under tax receivable agreement” (as shown on the consolidated operating results before the line item “Income before income taxes”).

The Company reported net income attributable to controlling interest for the nine month period ended September 30, 2012 of $24.2 million (after a downwards adjustment to net income of $0.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), a decrease of $3.1 million or 11.5% compared with $27.4 million for the nine month period ended September 30, 2011 (after a downwards adjustment to net income of $1.4 million to reflect the impact of the

HFF reports third quarter 2012 financial results

noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the nine month period ended September 30, 2012 was $0.65 per diluted share, as compared to net income attributable to controlling interest of $0.76 per diluted share for the same period in 2011, a decrease of $0.11 per diluted share or 14.5%. The effect of changes in the tax rates used to measure the deferred tax assets and the corresponding effect of the related remeasurement of the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $0.2 million, or $0.01 per share on a fully diluted basis, for the nine month period ended September 30, 2012 and an overall net increase to net income of approximately $0.6 million, or an estimated $0.02 per share on a fully diluted basis, for the nine month period ended September 30, 2011.

EBITDA and Adjusted EBITDA (non-GAAP measures whose reconciliation to net income can be found within this release) for the first nine months of 2012 were $44.1 million and $42.2 million, respectively, which represent a decrease of $1.6 million, or 3.6%, and a decrease of $4.7 million, or 10.0%, respectively, as compared to $45.8 million and $46.9 million for the first nine months of 2011. The decrease in EBITDA is attributable to the previously-discussed changes in operating income and interest and other income, net, offset by an increase in EBITDA due to the net difference from the impact of the remeasurement of the payable under the tax receivable agreement, which resulted in a decrease to EBITDA of approximately $1.2 million and $3.7 million for the first nine months of 2012 and 2011, respectively, or a net year-over-year increase to EBITDA of $2.5 million. The decrease in Adjusted EBITDA is primarily attributable to the previously-discussed changes in operating income and interest and other income, net.

HFF reports third quarter 2012 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Revenue	$69,039	$63,907	$187,671	$178,740

Operating expenses:

Cost of services	40,187	36,259	110,041	101,780

Operating, administrative and other	15,102	12,516	44,824	38,780

Depreciation and amortization	1,419	1,191	4,253	3,178

Total expenses	56,708	49,966	159,118	143,738

Operating income	12,331	13,941	28,553	35,002

Interest and other income, net	4,407	3,036	12,543	11,264

Interest expense	(11)	(5)	(32)	(22)

(Increase) decrease in payable under the tax receivable agreement	(1,204)	(3,680)	(1,213)	(3,680)

Income before income taxes	15,523	13,292	39,851	42,564

Income tax expense	5,392	2,353	15,393	13,790

Net income	10,131	10,939	24,458	28,774

Net income attributable to noncontrolling interest (1)	47	488	243	1,417

Net income attributable to controlling interest	$10,084	$10,451	$24,215	$27,357

Earnings per share - basic	$0.27	$0.29	$0.66	$0.76

Earnings per share - diluted	$0.27	$0.29	$0.65	$0.76

EBITDA	$16,953	$14,488	$44,136	$45,764

Adjusted EBITDA	$16,413	$16,737	$42,179	$46,850

HFF reports third quarter 2012 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended September 30,
	2012		2011
By Platform	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$4,853,763	185	$5,398,804	171
Investment Sales	4,545,191	94	2,690,806	66
Structured Finance	287,274	15	584,829	21
Loan Sales	170,600	6	1,333,481	9

Total Transaction Volume	$9,856,828	300	$10,007,920	267

Average Transaction Size	$32,856		$37,483

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,444,000		$2,080,500
Loan Servicing Portfolio Balance	$29,418,108	2,185	$26,013,262	2,095

The Company reported production volumes for the third quarter of 2012 totaling approximately $9.9 billion on 300 transactions, representing a slight decrease in production volumes of approximately $151.1 million or 1.5% and an increase of approximately 12.4% in the number of transactions when compared to third quarter of 2011 production of approximately $10.0 billion on 267 transactions. The average transaction size for the third quarter of 2012 was $32.9 million, approximately 12.3% lower than the comparable figure of approximately $37.5 million for the third quarter of 2011. It should be noted that there was one unusually large loan sale transaction during the third quarter of 2011. If we would adjust the 2011 production volumes to exclude this unusually large loan sale transaction, the Company’s third quarter of 2012 production volume would have increased by approximately 10.9% as compared to the adjusted third quarter of 2011 production volumes of $8.9 billion and the Company’s average transaction size for the third quarter of 2012 would have

HFF reports third quarter 2012 financial results

only decreased by 1.3% as compared to the adjusted third quarter of 2011 average transaction size of $33.3 million.

•	Debt Placement production volume was approximately $4.9 billion in the third quarter of 2012, representing a decrease of 10.1% from third quarter of 2011 volume of approximately $5.4 billion.

•	Investment Sales production volume was approximately $4.5 billion in the third quarter of 2012, representing an increase of 68.9% from third quarter of 2011 volume of approximately $2.7 billion.

•	Structured Finance production volume was approximately $287.3 million in the third quarter of 2012, a decrease of 50.9% from the third quarter of 2011 volume of approximately $584.8 million.

•

Loan Sales production volume was approximately $170.6 million for the third quarter 2012, a decrease of 87.2% from the third quarter of 2011 volume of $1.3 billion, due to the unusually large loan sale transaction in the third quarter of 2011.

•

At the end of the third quarter of 2012, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.4 billion compared to approximately $2.1 billion at the end of the third quarter of 2011, representing a 17.5% increase.

•

The principal balance of HFF’s Loan Servicing portfolio increased $3.4 billion to more than $29.4 billion at the end of the third quarter of 2012 from $26.0 billion at the end of the third quarter of 2011, representing an increase of approximately 13.1%.

HFF reports third quarter 2012 financial results

Nine Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the nine Months Ended September 30,
	2012		2011
By Platform	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$15,437,998	552	$14,106,117	476
Investment Sales	10,104,206	255	8,136,668	222
Structured Finance	1,047,564	49	908,290	42
Loan Sales	735,532	27	2,135,544	35

Total Transaction Volume	$27,325,300	883	$25,286,619	775

Average Transaction Size	$30,946		$32,628

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,444,000		$2,080,500
Loan Servicing Portfolio Balance	$29,418,108	2,185	$26,013,262	2,095

Production volumes for the nine months ended September 30, 2012 totaled approximately $27.3 billion on 883 transactions, representing an 8.1% increase in production volume and a 13.9% increase in the number of transactions when compared to the production volumes of approximately $25.3 billion on 775 transactions for the comparable period in 2011. The average transaction size for the nine months ended September 30, 2012 was $30.9 million, representing a 5.2% decrease from the comparable figure of $32.6 million in the first nine months of 2011. It should be noted that there was one unusually large loan sale during the first nine months of 2011. If we would adjust the 2011 production volumes to exclude this one unusually large loan sale transaction, the Company’s first nine months of 2012 production volume would have increased by approximately 13.1% as compared to the adjusted first nine months of 2011 production volumes of $24.2 billion and the Company’s average transaction size for the first nine months of 2012 would have only decreased by 0.7% as compared to the adjusted first nine months of 2011 average transaction size of approximately $31.2 million.

HFF reports third quarter 2012 financial results

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their respective highest levels since the Company went public in January 2007. The Company’s total employment reached 559 associates as of September 30, 2012, which represents a net increase of 71, or 14.6% over the comparable total of 488 associates as of September 30, 2011. HFF’s total number of transaction professionals reached 226 as of September 30, 2012, which represents a net increase of 39, or 20.9% over the comparable total of 187 as of September 30, 2011. The increase in the total number of associates and transaction professionals over the past twelve months is due to the strategic addition of new transaction teams located in our Dallas, TX and Portland, OR offices; the opening of new office locations in Orlando, FL and Denver, CO; the promotion of a number of analysts to transaction professional status as well as the recruitment of a number of individual transaction professionals. This significant growth in both our associate and transaction professional headcounts illustrates the Company’s commitment and investment to strategically grow its business by taking advantage of all appropriate opportunities in an effort to better serve its clients and grow its market share.

“Due primarily to the ongoing and unprecedented quantitative easing by the U.S. Federal Reserve and other global central banks, we continue to see improvement in most sectors of the U.S. commercial real estate capital markets, especially in the public markets. These improved conditions coupled with an economy that has been slowly improving continue to benefit certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core and core plus properties in the major tier one markets and distressed assets in select major markets,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“That said, there remain numerous headwinds which have the potential to negatively impact these improving conditions in the global economy and in the U.S. capital and commercial real estate markets. The ongoing Eurozone’s inability to solve its sovereign debt crisis and the inter-related capital issues in the majority of the European banks, the continued unrest and tensions in the Middle East, the continuing and growing deficits and the looming ‘fiscal cliff’ in the U.S. coupled with serious budget choices at the federal state and local levels combined with continuing high unemployment levels, have the potential to derail the

HFF reports third quarter 2012 financial results

slowly-improving economic and capital market conditions in the U.S. Generally speaking, the U.S. commercial real estate property level fundamentals, while continuing to improve modestly in select major markets and in select property types, especially the multi-housing sector which has significantly out-performed other property types, remain soft, and they may also be vulnerable to what appears to be a slowing in the confidence of small businesses and their related hiring plans. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain soft for select property types, especially in secondary and tertiary markets through the remainder of 2012 and possibly into 2013. These aforesaid headwinds have the potential to adversely impact transaction volumes relative to past historical norms in the U.S.,” said Mr. Pelusi.

“Notwithstanding these aforesaid headwinds, we are very pleased to report that we again had another very strong quarter as a result of our continued strategic growth initiatives coupled with our Leadership Team’s strong discipline of managing our business. Since January 1, 2010, we have continuously invested in our business and aggressively pursued our strategic growth initiatives through both organic promotions and recruitment, all in the face of the above-mentioned headwinds. During this period we have grown our headcount by nearly 49% with the addition of a net total of 183 new, highly talented associates, including a 42% increase in our production ranks with the addition of 67 net new transaction professionals. In the past twelve months alone, we have grown our head count by nearly 15% with the addition of a net total of 71 new, high-quality, talented associates, including a nearly 21% increase in our production ranks with the addition of 39 net new transaction professionals. Our current headcount of 559 associates, including 226 transaction professionals, and our total net growth in associates and transaction professionals during the third quarter of 2012, when compared to any past twelve month comparable period since going public, are all new ‘high-water marks’ for the Company,” said Mr. Pelusi. “Excluding one unusually large loan sale transaction in the third quarter of 2011, our transaction volumes of nearly $10.0 billion and more than $27.0 billion, respectively, in the third quarter and first nine months of 2012 were up nearly 11% and just over 13%, respectively, when compared to the prior year comparable periods. Based on these strong production totals and our significant headcount growth of new associates and transaction professionals, we believe we again

HFF reports third quarter 2012 financial results

grew our market share relative to the industry during the third quarter and first nine months of 2012,” said Mr. Pelusi.

“We believe we also translated our significant headcount and production growth into strong operating results during the period. During the third quarter of 2012, we generated revenues of $69.0 million, which was our fourth highest revenue quarter since going public and was up 8.0% from the comparable period a year ago. During the quarter we also generated EBITDA and Adjusted EBITDA of $17.0 million and $16.4 million, respectively, with margins of 24.6% and 23.8%, respectively, which we believe are significant achievements in light of our headcount growth and the global macro environment in which we are operating. Also, during the third quarter of 2012, we further strengthened our balance sheet when compared to the third quarter in 2011, as evidenced by the growth in our cash and cash equivalent position by nearly $37 million or nearly 32% to more than $152.3 million when compared to our cash and cash equivalent position of $115.8 million as of the end of the third quarter of 2011,” added Mr. Pelusi.

“We believe our significant, prudent and continuing investment in our talented associates combined with the ongoing mentoring of same by our deep Leadership Team will continue to pay long-term dividends, as we believe they have since 2010 as evidenced by our significant growth in revenues and earnings, which the market has likewise recognized based on our ranking in Fortune as the 5th fastest growing company overall and the 3rd based on profit growth, as published in September 2012. We believe the continued investment of money, time and experience has and will continue to enable us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share, and take advantage of the forecasted transaction volumes that are likely to arise from the more than $1.64 trillion of commercial real estate loans that are set to mature between 2013 and 2017,” said Mr. Pelusi.

“We believe our 226 transaction professionals, who have an average tenure of approximately 17.2 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our Leadership Team, will enable us to continue to provide value-add winning solutions for our clients as they navigate these constantly changing inefficient capital markets. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. We would

HFF reports third quarter 2012 financial results

also like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Newly Elected Director

The Company also announced today that it has elected Morgan K. O’Brien as a Class III director of the Board of Directors of the Company. Mr. O’Brien will serve on the Audit and Compensation Committees of the Board.

Mr. O’Brien, 52, has been the president and chief executive officer of Peoples Natural Gas, Inc., a natural gas company, since 2010. He is also currently a director of Matthews International Corporation, a publicly-held designer, manufacturer and marketer of memorialization products and brand solutions, and vice chairman of the board of trustees of the University of Pittsburgh. Between 2001 and 2010, Mr. O’Brien was president and chief executive officer of Duquesne Light Company, an electric energy provider. Prior to this position, he was chief operating officer, chief financial officer, vice president and controller of Duquesne Light Company from 1991 to 2001. Mr. O’Brien received a B.S. in Accounting and M.S. in Taxation from Robert Morris University.

“We are pleased to welcome an individual of Morgan O’Brien’s caliber to our Board of Directors,” said Mr. Pelusi. “Morgan brings deep expertise in accounting, finance and corporate governance matters to our Board and will be a valuable addition to our Board.”

Deborah McAneny, the Company’s lead independent director, added, “The Board of Directors looks forward to benefiting from Morgan’s experience and insight, and we expect that he will add a valuable, independent voice in helping to guide the Company in the years ahead.”

HFF reports third quarter 2012 financial results

Non-GAAP Financial Measures

This earnings press release contains two non-GAAP measures, EBITDA and Adjusted EBITDA, which, as calculated by the Company are not necessarily comparable to similarly-titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA and Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter and first nine months 2012 financial results on Friday, November 2, 2012, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-713-8567 in the U.S and 617-597-5326 for international callers approximately 10 minutes prior to the start of the call and enter participant code 36338729. A replay will become available after 10:30 a.m. Eastern Time on Friday, November 2, 2012 and will continue through December 1, 2012, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 18677023.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Friday, November 2, 2012 beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 21 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully

HFF reports third quarter 2012 financial results

integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.'s financial information is discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk" and "Forward-Looking Statements" in the Company’s most recent Annual Report on Form 10-K, as well as in the Company's press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company's web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2012 financial results

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and restricted cash	$152,319	$141,843
Accounts receivable, receivable from affiliate and prepaids	6,171	3,918
Mortgage notes receivable	231,811	154,449
Property, plant and equipment, net	5,083	4,315
Deferred tax asset, net (2)	152,728	155,780
Intangible assets, net	19,444	16,849
Other noncurrent assets	826	1,297

Total assets	$568,382	$478,451

LIABILITIES AND STOCKHOLDERS' EQUITY
Warehouse line of credit	$231,811	$154,449
Accrued compensation, accounts payable and other current liabilities	35,705	39,725
Long-term debt (includes current portion)	627	569
Deferred rent credit and other liabilities	4,709	3,508
Payable under the tax receivable agreement (2)	138,198	149,800

Total liabilities	411,050	348,051
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,063,844 and 35,983,965 shares outstanding, respectively	371	360
Class B Common Stock, par value $0.01 per share, 1 share authorized, 0 and 1 share outstanding, respectively	—	—
Additional paid in capital (2)	70,887	64,049
Treasury stock	(1,055)	(490)
Retained earnings	87,129	62,914

Total parent stockholders' equity	157,332	126,833
Noncontrolling interest (2)	—	3,567

Total equity	157,332	130,400

Total liabilities and stockholders' equity	$568,382	$478,451

Notes

(1)

The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the Company’s 2007 initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for share of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company has since its initial public offering, operated and controlled all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in

HFF reports third quarter 2012 financial results

HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. As of August 31, 2012, Holdings exchanged all of its remaining interests in the Operating Partnerships and the Company, through its wholly-owned subsidiaries, became the only equity holder of the Operating Partnerships.

(2)	During the nine months ended September 30, 2012, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged its remaining 997,089 units in each of the Operating Partnerships for 997,089 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $5.8 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $5.0 million. Additionally, due to the exchange transactions that occurred during the nine month period ended September 30, 2012, the Company acquired the remaining 2.7% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $10,000 and increased its additional paid in capital by $2.8 million while decreasing the noncontrolling interest by $2.8 million to reflect the ownership change. As of September 30, 2012, the Company owned 100.0% of the Operating Partnerships.

EBITDA and Adjusted EBITDA Reconciliation

The Company defines EBITDA as net income attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest.

HFF reports third quarter 2012 financial results

The items that the Company has eliminated from EBITDA in determining Adjusted EBITDA are: (i) stock-based compensation expense, which is a non-cash charge, (ii) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (iii) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses EBITDA and Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate its overall operating performance. However, both EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA and Adjusted EBITDA as useful tools to assist in evaluating performance because they eliminate items related to capital structure and taxes, including, with respect to Adjusted EBITDA, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining EBITDA and Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining EBITDA and Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA and/or Adjusted EBITDA as a performance measure and also considers its GAAP results. EBITDA and

HFF reports third quarter 2012 financial results

Adjusted EBTDA are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to EBITDA and Adjusted EBITDA for the Company for the three and nine months ended September 30, 2012 and 2011:

EBITDA and Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to controlling interest	$10,084	$10,451	$24,215	$27,357
Add:
Interest expense	11	5	32	22
Income tax expense	5,392	2,353	15,393	13,790
Depreciation and amortization	1,419	1,191	4,253	3,178
Net income attributable to noncontrolling interest	47	488	243	1,417

EBITDA	$16,953	$14,488	$44,136	$45,764

Adjustments:
Stock-based compensation (a)	856	10	2,698	1,431
Initial recording of mortgage servicing rights	(2,600)	(1,441)	(5,868)	(4,025)
Increase (decrease) in payable under the tax receivable agreement	1,204	3,680	1,213	3,680

Adjusted EBITDA	$16,413	$16,737	$42,179	$46,850

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation bonus plan or office profit participation bonus plans that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ended September 30, 2012 for further information regarding the Company’s accounting policies relating to its firm profit participation bonus plan and office profit participation bonus plans. Stock-based compensation expense for the three and nine month periods ended September 30, 2012 reflects $0.2 million and $0.7 million expense, respectively, recognized during such periods that was associated with restricted stock granted in March 2012 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2011. Stock-based payments under such plans were first made in 2012 in respect of 2011. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ended September 30, 2012 for further information regarding the Company’s accounting policies relating to its stock compensation.

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